SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
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________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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     [_]  Fee paid previously with preliminary materials:


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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                            9300 East Central Avenue
                                    Suite 100
                              Wichita, Kansas 67206

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 25, 1999

                                   ----------

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of TOTAL ENTERTAINMENT RESTAURANT CORP., a Delaware corporation (the "Company"), will be held at the Fox and Hound English Pub & Grille, 18918 Midway Rd., Dallas, Texas, 75287, on May 25, 1999 at 10:00 a.m. local time, for the following purposes:

     1. To elect three (3) members of the Board of Directors to serve until the 2002 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

     2. To amend the Company's 1997 Incentive and Non-Qualified Stock Option Plan (the "Plan") to approve an increase in the number of authorized shares reserved for issuance pursuant to the Plan, from 1,500,000 shares of Common Stock to 1,600,000 shares of Common Stock.

     3. To ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 28, 1999; and

     4. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 20, 1999 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.


                                          By Order of the Board of Directors




                                          JAMES K. ZIELKE
                                          Secretary

Dated: April 27, 1999.



WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.

                            9300 East Central Avenue
                                    Suite 100
                              Wichita, Kansas 67206

                                   ----------

                                 PROXY STATEMENT
                                       FOR
                       1999 ANNUAL MEETING OF STOCKHOLDERS
                                  May 25, 1999

                                   ----------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders by the Board of Directors of Total Entertainment Restaurant Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Fox and Hound English Pub & Grille, 18918 Midway Rd., Dallas, Texas, 75287, on May 25, 1999 at 10:00 a.m. local time, or at any adjournments thereof.

     The principal executive offices of the Company are located 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is April 27, 1999.


                        RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on April 20, 1999, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the Record Date, there were outstanding 10,415,000 shares of the Company's common stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.


                        ATTENDANCE AT THE ANNUAL MEETING

     For admission to the Annual Meeting, stockholders who own shares of Common Stock in their own names should come to the stockholders check-in table, where their ownership will be verified. Those who have beneficial ownership of Common Stock that is held of record by a bank or broker (often referred to as "holding in street name") should also come to the stockholders check-in table; they must bring acccount statements or letters from their banks or brokers indicating that they owned the Company's Common Stock as of the Record Date.

     The doors to the Fox and Hound English Pub & Grille will be opened at 9:30 a.m. and the Meeting will begin at 10:00 a.m.


                                VOTING OF PROXIES

     Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) to amend the Company's 1997 Incentive and Non-Qualified Stock Option Plan (the "Plan") to provide for the increase in the number of shares of Common Stock reserved for issuance pursuant to the Plan from 1,500,000 to 1,600,000, (iii) for the ratification of the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 28, 1999 and (iv) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.


                               SECURITY OWNERSHIP

     The following table sets forth information concerning ownership of the Company's Common Stock, as of April 20, 1999, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer as defined in Item 402(a)(3) of Regulation S-K ("Item 402(a)(3)") and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for five percent stockholders, directors and executive officers of the Company is 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206.

                      Name and Address                                        Shares            Percentage
                     of Beneficial Owner                                Beneficially Owned       of Class
                       --------------                                      -------------          -------
Dennis L. Thompson (1) ................................................       568,133               5.5
Stephen P. Hartnett(2) ................................................       401,240               3.9
Steven M. Johnson (3) .................................................       146,250               1.4
Gary M. Judd (4) ......................................................       160,000               1.5
Christopher L. Wettig (5) .............................................       143,935               1.4
James K. Zielke (6) ...................................................        60,000               *
J. Chris Weinberg (7) .................................................        90,000               *
Thomas A. Hager (8) ...................................................       743,933               7.1
C. Wells Hall, III ....................................................        62,600               *
E. Gene Street ........................................................         7,500               *
John D. Harkey, Jr. ...................................................         4,000               *
Jamie B. Coulter (9) ..................................................     2,244,667              21.2
2808 McKinnney
Dallas, Texas 75204
Organized Capital II, Ltd. ............................................       526,800               5.1
4504 Winewood Court
Colleyville, Texas 76034
All directors and executive officers as a group (11 persons) (10) .....     2,387,591              22.8

----------
*    Less than 1%
(1) Includes (a) presently exercisable options to purchase 3,333 shares of Common Stock, (b) 244,900 shares held by Mr. Thompson's wife, Sharon K. Thompson, of which Mr. Thompson disclaims beneficial ownership, and (c) 15,000 shares held by the Thompson Family Limited Partnership, of which Mr. Thompson is the general partner. Mr. Thompson disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Excludes 40,000 shares held by Mr. Thompson's adult children to which Mr. Thompson disclaims beneficial ownership.

(2) Excludes 526,800 shares held by Organized Capital II, Ltd. Mr. Hartnett is a trading advisor to this entitiy and is the sole stockholder of its corporate general partner. Mr. Hartnett's wife, Sandra Hartnett, holds approximately 20% of the partnership interests of such company. Mr. Hartnett disclaims beneficial ownership of these shares.
(3) Includes 5,250 shares held by Mr. Johnson as custodian for the benefit of his three children.
(4) Includes presently exercisable options to purchase 20,000 shares of Common Stock.
(5) Includes 2,445 shares held of record by an IRA for the benefit of Mr. Wettig's wife. Mr. Wettig disclaims beneficial ownership of these shares.
(6) Includes presently exercisable options to purchase 10,000 shares of Common Stock.
(7) Includes presently exercisable options to purchase 10,000 shares of Common Stock.
(8) Includes (a) presently exercisable options to purchase 3,333 shares of Common Stock, (b) 72,000 shares held by Mr. Hager as custodian for the benefit of his two children and (c) 326,600 shares of Common Stock held by Mr. Hager's wife, of which Mr. Hager disclaims beneficial ownership.
(9) Includes presently exercisable options to purchase 166,667 shares of Common Stock.
(10) Includes the shares deemed to be beneficially owned by the directors and executive officers of the Company (see footnotes (1) through (8) to this table).

                       PROPOSAL I - ELECTION OF DIRECTORS

     Article Fifth, Paragraph A of the Certificate of Incorporation of the Company, and Article Two, Section 2.2 of its By-Laws provide for the organization of the Board of Directors into three classes. The number of Directors is established by the By-Laws pursuant to Board authorization. Currently, the By-Laws, as amended, provide for nine (9) Directors. All nominees for Director are currently directors of the Company. Steven M. Johnson was appointed to the Board of Directors in October 1998, Gary M. Judd was appointed to the Board of Directors in June 1997, and John D. Harkey, Jr. was appointed to the Board of Directors in January 1999. All Directors are chosen for a full three-year term to succeed those whose terms expire. It is therefore proposed that three (3) Directors be elected to serve until the Annual Meeting of Stockholders to be held in 2002 and until their successors are elected and shall have qualified.

     Unless otherwise specified, all Proxies received will be voted in favor of the election of Steven M. Johnson, Gary M. Judd and John D. Harkey, the three
(3) nominees. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of Directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing Directors. The terms of the nominees expire at the Meeting and when their successors are duly elected and shall have qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a Director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

     The following table sets forth the ages and terms of office of the Directors of the Company:

                                                           Term of  Office
                    Name                       Age        as Director Expires
                    ----                       ---          --------------
      Dennis L. Thompson ....................   55               2001
      Stephen P. Hartnett ...................   50               2001
      Steven M. Johnson .....................   39               1999
      Gary M. Judd ..........................   39               1999
      James K. Zielke .......................   34               2000
      Thomas A. Hager .......................   50               2001
      C. Wells Hall, III ....................   54               2000
      E. Gene Street ........................   58               2000
      John D. Harkey, Jr ....................   38               1999

     Dennis L. Thompson has served as Co-Chairman of the Board since January 1999 and has been a Director of the Company since February 1997 and from 1989 to 1997 was an investor with Bailey Sports Grille, Inc., of which he was co-founder. Mr. Thompson served as senior vice president of real estate of Lone Star Steakhouse & Saloon, Inc. from 1992 to 1997 and as a director from 1992 to 1998. Mr. Thompson, co-founder of Lone Star Steakhouse & Saloon, was also an executive officer and a director of various subsidiaries of Lone Star Steakhouse & Saloon from 1989 to 1997. From 1985 to August 1995, he was an executive officer, director and stockholder of Creative Culinary Concepts, Inc., a company that owned and operated Lone Star Steakhouse and Saloon restaurants and certain other restaurants.

     Stephen P. Hartnett has served as Co-Chairman of the Board and as a Director since January 1999. Mr. Hartnett was the founder of the Fox and Hound English Pub & Grille in 1994 and served in various executive capacities until the sale of 75% of its ownership interests to a subsidiary of the Company in December 1996. Mr. Hartnett has also served as vice chairman of Consolidated Restaurant Companies, Inc. and as a principal in Cracken, Harkey, Street & Hartnett, LLC, since September 1998, and as chairman, president and chief executive officer of Energy Alchemy, Inc. and The Hartnett Group, Ltd., and majority shareholder of Summers Investments, Inc. since 1982.

     Steven M. Johnson has served as Chief Executive Officer since January 1999 and as a Director since October 1998. From March 1992 until December 1998, Mr. Johnson was chief operating officer for Coulter Enterprises, Inc., a Pizza Hut franchisee, with primary responsibility for the operations of 100 Pizza Hut restaurants. From May 1985 until June 1991, Mr. Johnson was controller for Fugate Enterprises, Inc., a Pizza Hut, Taco Bell and Blockbuster Video franchisee. Prior to his employement at Fugate Enterprises, Inc., Mr. Johnson was employed by Ernst & Young LLP. Mr. Johnson is also a C.P.A.

     Gary M. Judd has served as President and Director since June 1997 and served as Chief Executive Officer and Chief Operating Officer from June 1997 until January 1999. Mr. Judd served as vice president of special projects with Coulter Enterprises, Inc. from October 1993 to May 1997. From March 1989 to
September 1993, Mr. Judd was employed by Western Sizzlin, Inc. in various capacities, most recently as director of franchise operations. From March 1984 to February 1989, Mr. Judd served as a director of operations with Coulter Enterprises, Inc.

     James K. Zielke has served as Chief Financial Officer and Secretary since April 1997 and as a Director since January 1999. From January 1997 until April 1997, Mr. Zielke was the senior director-tax for PepsiCo Restaurant Services Group, Inc. Mr. Zielke was employed by Pizza Hut, Inc. from March 1993 until January 1997, most recently as director-tax from March 1995 until January 1997. Prior to his employment by Pizza Hut, Inc., Mr. Zielke was employed by Ernst & Young LLP from June 1986 until March 1993. Mr. Zielke is also a C.P.A.

     Thomas A. Hager has been a Director of the Company since July 1997. Mr. Hager was a co-founder of Bailey's Sports Grille, Inc. and served as its president from inception in November 1989 until February 1997. Prior to founding Bailey's Sports Grille, Inc., Mr. Hager owned and operated a restaurant in Charlotte, North Carolina. Mr. Hager is also the founder of Thomas Advertising, Inc., a national billboard advertising agency where he has served as president since its inception in 1983.

     C. Wells Hall, III has been a Director of the Company since January 1999. Mr. Hall is a corporate tax partner with the law firm of Moore & Van Allen, PLLC, where he has practiced for the last 25 years.

     E. Gene Street has been a Director of the Company since January 1999. Since 1998, Mr. Street has served as vice chairman, president and chief executive officer of Consolidated Restaurant Companies, Inc., and as a principal in Cracken, Harkey, Street & Hartnett, LLC. Mr. Street was the founder of Black Eyed Pea and served as president and chief executive officer of Prufrock
Restaurants, Inc., the company which owned and operated Black Eyed Pea restaurants. Mr. Street was also the founder of Good Eats restaurants and served as chairman and chief executive officer of Good Eats Holding Company, Inc. from 1986 until its sale to Consolidated Restaurant Companies, Inc. in 1998.

     John D. Harkey, Jr. has been a Director of the Company since January 1999. Since 1998, Mr. Harkey has served as chairman of Consolidated Restaurant Companies, Inc. and has been a principal in Cracken, Harkey, Street & Hartnett since 1997. Since 1992, Mr. Harkey has also been a partner with the law firm Cracken & Harkey, LLP. Mr. Harkey was founder and managing director of Capstone Capital Corporation and Capstone Partners, Inc. from 1989 until 1992.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.


Meetings

     For the fiscal year ended December 29, 1998, there were six meetings of the Board of Directors. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware. The Board of Directors does not have a standing nominating committee.

     The Board of Directors has created an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee is composed soley of independent Directors and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is also composed soley of independent Directors, recommends to the Board of Directors compensation for the Company's key employees. The Stock Option Committee also consists soley of independent Directors and administers the Company's 1997 Incentive and Non-Qualified Stock Option Plan (the "Plan") and awards stock options thereunder. The members of the Audit Committee are Messrs. Thompson, Hager and Hall. The members of the Compensation Committee are Messrs. Thompson, Hartnett and Hall. The members of the Stock Option Committee are Messrs. Thompson, Hartnett and Hager. During 1998, there were two meetings of the Audit Committee and no meetings of the Compensation Committee or Stock Option Committee.


Other Executive Officers

     Christopher L. Wettig has served as Executive Vice President of the Company since January 1999. From November 1991 until December 1998, Mr. Wettig was assistant to the chairman for Coulter Enterprises, Inc. Prior to his employment by Coulter Enterprises, Inc., Mr. Wettig was employed by Ernst & Young, LLP from March 1988 until October 1991. Mr. Wettig is also a C.P.A.

     J. Chris Weinberg has served as Chief Operating Officer of the Company since January 1999. Mr. Weinberg also served as Vice President-Operations from January 1998 until January 1999 and as Director-Operations from February 1997 until January 1998. Prior to joining the Company, Mr. Weinberg was Chief Operating Officer for Bailey's Sports Grille, Inc. from October 1996 to February 1997 and served in various capacities for both TGI Friday's and Champps Americana.


                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to all executive officers (the "Named Executive Officers") with respect to the fiscal year ended December 29, 1998.

                                               SUMMARY COMPENSATION TABLE

                                         Annual Compensation                    Long Term Compensation
                                  --------------------------------   ---------------------------------------------
                                                                                    Number of
                                                                                    Securities
                                                                     Other Annual   Underlying       All Other
Name and Principal Position         Year       Salary     Bonus($)   Compensation   Options(#)    Compensation (1)
---------------------------         ----       ------     --------   ------------   ----------    ----------------
Gary M. Judd (2) ................   1998      $175,000          --          --            --             --
President                           1997       $95,538          --          --       100,000             --

James K. Zielke .................   1998      $125,000          --          --            --             --
Chief Financial Officer,            1997       $91,127          --          --        50,000             --
Secretary and Treasurer

J. Chris Weinberg (3) ...........   1998       $90,000     $10,000          --        30,000             --
Chief Operating Officer             1997       $84,000          --          --        20,000             --

----------
(1) Perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.
(2) Mr. Judd also served as the Company's Chief Executive Officer and Chief Operating Officer from June 1997 until January 1999.
(3) Mr. Weinberg served as Vice President-Operations from January 1998 until January 1999 and Director-Operations from February 1997 until January 1998.

Option Grant Table

     The following table sets forth certain information regarding stock option grants made to the Named Executive Officers for services performed during the fiscal year ended December 29, 1998.

                                                Option Grants in Last Fiscal Year

                                                                                                    Potential Realizable
                                                                                                      Value at Assumed
                                                                                                    Rates of Stock Price
                                                                                                        Appreciation
                                                                                                       for Option Term
                                                           Individual Grants                                (1)(2)
                                    ----------------------------------------------------------      -----------------------
                                       Number %         of Total
                                    of Securities        Options        Exercise
                                      Underlying       Granted to       or Base
                                      Options(#of     Employees in       Price      Expiration
Name                                    shares)        Fiscal Year       ($/Sh)        Date            5%             10%
----                                -------------     ------------      --------    ----------      --------       --------
Gary M. Judd ......................         --              --              --             --             --             --
James K. Zielke ...................         --              --              --             --             --             --
J. Chris Weinberg .................     30,000             6.9%          $4.75        1/14/08        $89,617       $227,108

----------
(1) The options indicated vest ratably over a five-year period that commences January 14, 1998.
(2) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend on the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

Option Exercise Table

     No options were exercised by the Named Executive Officers during the fiscal year ended December 29, 1998. The following table sets forth certain information concerning unexercised options held as of December 29, 1998 by the executive officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                            Number of Securities         Value of Unexercised
                           Underlying Unexercised       In-the-Money Options at
                        Options at December 29, 1998   December 29, 1998 ($) (1)
                        ----------------------------  --------------------------
Name                     Exercisable  Unexercisable   Exercisable  Unexercisable
-----                   ------------  --------------  -----------  -------------
Gary M. Judd ...........    20,000         80,000            --             --
James K. Zielke ........    10,000         40,000            --             --
J. Chris Weinberg ......     4,000         46,000            --             --

----------
(1) Such amounts are based on the closing price of a share of Common Stock ($2.8125) as reported by the Nasdaq National Market ("Nasdaq") on December 29, 1998.

Directors Compensation

     Directors who are not employees of the Company ("Eligible Directors") receive an annual fee of $3,000 and a fee of $500 for each Board of Directors meeting attended and are reimbursed for their expenses. Employees who are Directors are not entitled to any compensation for their service as a Director. Eligible Directors are also entitled to receive grants of options under the Company's 1997 Directors Stock Option Plan (the "Directors Plan"). Each Eligible Director will receive a grant of an option to purchase 10,000 shares of Common Stock upon election to the Board of Directors, and will be granted another option to purchase 3,000 shares of Common Stock annually thereafter so long as he remains an Eligible Director. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on the Nasdaq on the date of grant. Currently, options to purchase 76,000 shares of Common Stock are outstanding under the Directors Plan at an exercise prices ranging from $3.375 per share to $9.00 per share.


Employment Agreements

     The Company has entered into separate employment agreements, with each of Messrs. Judd, Zielke and Weinberg, dated as of June 11, 1997, April 7, 1997 and July 20, 1998, respectively, providing for the employment of such individuals as President, Chief Financial Officer and Chief Operating Officer, respectively. The agreements were amended as of January 7, 1999. Each employment agreement provides that the officer shall devote substantially all of his professional time to the business of the Company. As amended, the agreements provide for annual base salaries of $150,000, for Messrs. Judd, Zielke, and Weinberg, subject to increases as determined by the Board of Directors. Each agreement terminates in April 2002 with an option by the Company to extend the term for an additional one-year period and contains non-competition and non-solicitation provisions. Messrs. Thompson and Hager have also entered into non-competition, confidentiality and non-solicitation agreements with the Company.

Joint Report by the Compensation Committee and the Stock Option Committee on Executive Compensation


General

     The Compensation Committee determines the cash and other incentive compensation (with the exception of stock options which are granted by the Stock Option Committee), if any, to be paid to the Company's executive officers and key employees. Messrs. Thompson, Hartnett and Hall, independent Directors of the Company, serve as members of the Compensation Committee and Messrs. Thompson, Hartnett and Hager, non-employee directors of the Company, serve as members of the Stock Option Committee and are "non-employee directors" (within the meaning of Rule 16b-3 under the Act). During fiscal 1998, there were no meetings of the Compensation Committee or the Stock Option Committee.


Compensation Philosophy

     The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee establishes executive's base salaries at relatively low levels. It is the philosophy of the Compensation Committee in tandem with the Stock Option Committee to provide officers with the opportunity to realize potentially significant financial gains through the grants of stock options. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. However, the decision to ultimately grant stock options is based primarily on the criteria set forth under "Stock Option Plan" below.

     Section  162(m) of the  Internal  Revenue  Code of 1986,  as  amended  (the
"Code"), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan qualifies as "performance-based compensation." Accordingly, the Company has not established a policy with respect to Section 162(m) of the Code because the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.


Salaries

     Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, food service and management experience, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, as defined herein. Such companies are comparable in that they are fast-growth companies in the casual dining segment of the restaurant industry. The Company believes salaries for its officers are below average as compared to the companies reviewed. Annual salary adjustments are determined in descending level of importance by (i) evaluating the financial results achieved by the Company, which includes revenues, earnings, unit growth and profit margins of the Company, (ii) the performance of the executive particularly with respect to the ability to manage growth and profitability of the Company, (iii) the length of the executive's service to the Company and (iv) any increased responsibilities assumed by the executive. The Company continued its outstanding performance with respect to revenues, earnings, and unit growth. There are no restrictions on salary adjustments of the Company. The Company has employment agreements with Messrs. Judd, Zielke and Weinberg which set the base salaries for such individuals. These base salaries are based on and are reviewed annually in accordance with the factors described in this paragraph and the terms of the employment agreements. See "Summary Compensation Table --Employment Agreements."

Annual Bonuses

     The Company does not currently have a formal bonus plan for its executives and only one bonus was paid to an executive for the 1998 fiscal year despite the Company's achievements. The Company may in the future adopt an executive bonus plan. As indicated under "Stock Option Plan" below, the Company has granted options to the Named Executive Officers in part to reward their performance. Stock Option Plan

     It is the philosophy of the Stock Option Committee to tie a significant portion of an executives' total opportunity for financial gain to increases in stockholder value, thereby aligning the long-term interests of the stockholders with the executives and to retain such key employees. All salaried employees, including executives and part-time employees, of the Company and its subsidiaries, are eligible for grants of stock options pursuant to the Plan. In addition, because the executives' base salaries are currently set below the average of similar positions in comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, and because the Company presently maintains neither a qualified retirement program nor a bonus plan for executives, the Plan is intended to provide executives with opportunities to supplement their base compensation.

              Compensation Committee:          Dennis L. Thompson
                                               Stephen P. Hartnett
                                               C. Wells Hall, III

              Stock Option Committee:          Dennis L. Thompson
                                               Stephen P. Hartnett
                                               Thomas A. Hager


Compensation Committee Interlocks

     The Compensation Committee consists of Messrs. Thompson, Hartnett and Hall. None of such Directors was a party to any transaction with the Company which requires disclosure under Item 402(j) of Regulation S-K.


Common Stock Performance

     The following graph compares the total return on the Company's Common Stock from the commencement of trading of the Company's Common Stock on July 18, 1997 to the total returns of the Standard & Poor's Mid-Cap 400 Index and the Standard & Poor's Restaurant Industry Index (the "Peer Group").

                           COMPARISON OF TOTAL RETURN

                     FROM JULY 18, 1997 TO DECEMBER 29, 1998
                                      AMONG
                      TOTAL ENTERTAINMENT RESTAURANT CORP.,
           THE STANDARD & POOR'S MID-CAP 400 INDEX AND THE PEER GROUP



                               [GRAPHIC OMITTED]


                                                         Base          RETURN          RETURN
                                                        Period      18/JUL/97 To    31/DEC/97 To
                       Company/Index Name              18/JUL/97      30/DEC/97       29/DEC/98
                       ------------------              ---------      ---------     ------------
         Total Entertainment Restaurant Corp. .......   $100.00         44.51           30.49
         S&P Restaurant Index .......................   $100.00         95.42          149.54
         S&P Midcap 400 Index .......................   $100.00        109.79          130.76

     Assumes $100 invested on July 18, 1997 in the Company's Common Stock, the Standard & Poor's Mid-Cap 400 Index and the Peer Group. The calculations in the table were made on a dividends reinvested basis.

     There can be no assurance that the Company's Common Stock performance will continue with the same or similar trends depicted in the above graph.


                PROPOSAL II -- AMENDMENT TO THE STOCK OPTION PLAN

     The Board of Directors proposes that the stockholders approve an amendment to the Plan to increase the number of authorized shares of Common Stock reserved for issuance pursuant to the exercise of options granted under the Plan from 1,500,000 shares to 1,600,000 shares.

     Pursuant to the Plan, both incentive and non-qualified options may be granted to key employees of the Company, or with respect to incentive options, to any employees of, any subsidiary in which the Company owns more than 50% of the total combined voting power of all classes of stock, including part-time employees. As of the Record Date, options to purchase 1,156,645 shares of the Company's Common Stock were outstanding under the Plan and 343,355 shares remained available for the grant of options under the Plan. Approximately 1,750 employees are currently eligible to participate under the Plan since the Plan allows grants to full-time and part-time employees of the Company and its subsidiaries.

     The Board of Directors believes it is in the Company's and its stockholders' best interests to approve the Amendment because it should allow the Company to continue to grant options under the Plan, which facilitates the benefits of the additional incentive inherent in the ownership of Common Stock by key employees of the Company and its subsidiaries and helps the Company retain the services of key employees.

     The proposed Amendment is attached as Exhibit A to this Proxy Statement. As of the Record Date, the closing sales price of the Company's Common Stock on Nasdaq was $3.1875.

     The  following  table sets forth all options  granted under the Plan to the
(i) Named Executive Officers, (ii) all current executive officers as a group and
(iii) all employees, including all current officers who are not executive officers, as a group, as follows:

                    Name                                      Number of Options
                    -----                                      --------------

            Gary M. Judd ......................................    100,000(1)
            President                                               20,000(3)

            James K. Zielke ...................................     50,000(1)
            Chief Financial Officer,                                30,000(3)
            Secretary and Treasurer

            J. Chris Weinberg .................................     20,000(1)
            Chief Operating Officer                                 30,000(2)
                                                                    15,000(3)

            All Current Executive Officers as a Group .........    315,000

            Non-Executive Employee Group ......................    841,645(4)

----------
(1) Such options were granted in July 1997 at an exercise price of $9.00 vesting over a five-year period.
(2) Such options were granted in January 1998 at an exercise price of $4.75 vesting over a five-year period.
(3) Such options were granted in February 1999 at an exercise price of $3.75 vesting over a three-year period.
(4) Such options were granted at an average exercise price of $5.11 per share vesting over either a three or five-year period.

Administration

     The Plan is administered by a Stock Option Committee, consisting of not less than three members of the Board of Directors of the Company who are not eligible to participate in the Plan. The members of the Stock Option Committee are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. The Stock Option Committee selects the key employees who will be granted options under the Plan and, subject to the provisions of the Plan, determines the terms and conditions and number of shares of Common Stock subject to each option. The Stock Option Committee also makes any other determinations necessary or advisable for the administration of the Plan. Determinations by the Stock Option Committee are final and conclusive. Grants of options and other decisions of the Stock Option Committee are not required to be made on a uniform basis. The Plan will terminate on July 17, 2007, but may be terminated by the Board of Directors at any time before that date.


Description of Options

     Upon the grant of an option to a key employee, the Stock Option Committee will fix the number of shares of Common Stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased. The option price for incentive stock options shall not be less than 100% of the "fair market value" of the shares of Common Stock at the time the option is granted; provided, however, that with respect to an incentive stock option in the case of an optionee, who, at the time such option is granted, owns more than 10% of the voting stock of the Company or its subsidiaries, the purchase price per share shall be at least 110% of the fair market value. The option price for non-qualified options shall not be less than 75% of the fair market value at the time the option is granted. To date, the Company has not granted an option to any individual at a purchase price below fair market value. "Fair market value" is deemed to be the closing sales price of Common Stock on such date on Nasdaq or, if the Common Stock is not listed on Nasdaq, in the principal market in which the Common Stock is traded.

Registration of Shares

     The Company intends to file a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock underlying the options granted pursuant to the Plan.


Vote Required

     The approval of the amendment to the Plan requires the affirmative vote of a majority of the votes cast by all stockholders represented and entitled to vote thereon. Broker "non-votes" are not included in the tabulation of the voting results and therefore, do not have the effect of votes in opposition in such tabulations. An abstention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against a matter since it is one less vote for approval.


Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO AMEND THE PLAN.


       PROPOSAL III -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 28, 1999. Although the selection of independent auditors does not require ratification, the Board of Directors has directed that the appointment of Ernst & Young, LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Ernst & Young, LLP as the Company's independent auditors, the Board of Directors will consider the appointment of other certified public accountants. A representative of Ernst & Young, LLP will be present at the Meeting and will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Ernst & Young, LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. Broker "non-votes" are not included in the tabulation of the voting results and therefore, do not have the effect of votes in opposition in such tabulations. An abstention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against a matter since it is one less vote for approval.


Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 28, 1999.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Services Agreement

     On July 17, 1997, the Company entered into a services agreement with Coulter Enterprises, Inc., a company owned by Jamie B. Coulter, the Company's former Chairman of the Board, for certain accounting and administrative services. The fixed annual charge, which was pro rated for 1997, was $94,000 and the per unit per 28-day accounting period fee was $426, plus reimbursement of all direct out-of-pocket costs and expenses. For the fiscal year 1998 and through February 28, 1999, the fixed annual charge was $194,500 and the per unit per 28-day accounting period fee was $466, plus reimbursement of all direct out-of-pocket costs and expenses. The increase in the fixed charge was due to an increase in the number of entertainment restaurants operated by the Company. On March 1, 1999, the Company terminated the services agreement with Coulter Enterprises, Inc.


Restaurant Leases

     The Company leases two of its entertainment restaurant locations from limited partnerships contolled by Stephen P. Hartnett, a Co-Chairman of the Board of the Company. The annual rent and maintenance expense paid to the limited partnerships for the College Station, Texas location for the fiscal year ended December 29, 1998 was $67,410, which will also be the annual rent and maintenance expense for the fiscal year ending December 28,

1999. The annual rent and maintenance expense paid to the limited partnerships for the Dallas (Midway), Texas location for the fiscal year ended December 29, 1998 was $208,398, which will also be the annual rent and maintenance expense for the fisal year ending December 28, 1999.


                              STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 27, 1999. Management of the Company is allowed to use its discretionary proxy voting authority in connection with any stockholder proposal received by the Company after March 13, 2000 intended for presentation from the floor at the next Annual Meeting of Stockholders.

                                  OTHER MATTERS

     So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.


                                  ANNUAL REPORT

     All stockholders of record as of April 20, 1999 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 29, 1998. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 29, 1998.

                                           By Order of the Company,



                                           James K. Zielke
                                           Secretary

Wichita, Kansas
Dated: April 27, 1999

The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 29, 1998 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefore to Christopher L. Wettig, Executive Vice President, Total Entertainment Restaurant Corp., 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206.

                                                                       EXHIBIT A


                    PROPROSED AMENDMENT TO 1997 INCENTIVE AND
    NON-QUALIFIED STOCK OPTION PLAN OF TOTAL ENTERTAINMENT RESTAURANT CORP.


4.   Stock Reserved for the Plan

     Subject to adjustment as provided in Section 7 hereof, a total of one million six hundred thousand (1,600,000) shares of Common Stock, $0.01 par value ("Stock"), of the Company shall be subject to the Plan. The shares of Stock subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company or any Subsidiary of the Company, and such amount of shares of Stock shall be and is hereby reserved for such purpose. Any of such shares of Stock which may remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of shares of Stock to meet the requirements of the Plan. Should any Option expire or be cancelled prior to its exercise in full or should the number of shares of Stock to be delivered upon the exercise in full of an Option be reduced for any reason, the shares of Stock theretofore subject to such Option may again be subject to an Option under the Plan.

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of Total Entertainment Restaurant Corp., a Delaware corporation (the "Company"), does hereby appoint Dennis L. Thompson and Stephen P. Hartnett and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders of the Company to be held at the Fox and Hound English Pub & Grille restaurant located at 18918 Midway Road, Dallas, Texas 75287, on Tuesday, May 25, 1999 at 10:00 a.m. local time, or at any adjournment or adjournments thereof.

     The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS: The election of the following directors: Steven M. Johnson, Gary M. Judd and John D. Harkey, Jr., to serve until the 2002 annual meeting of stockholders and until their successors have been duly elected and qualified.

     |_| FOR                         |_|  WITHHOLD AUTHORITY to vote for any
                                          nominee(s), print names(s) below

                                          -----------------------------------

2.   AMENDMENT TO THE COMPANY'S  1997 INCENTIVE AND  NON-QUALIFIED  STOCK OPTION
     PLAN: To vote for approval of the amendment to the Company's 1997 Incentive and Non-Qualified Option Plan to increase the number of shares issuable thereunder.

         |_|  FOR                 |_|  AGAINST                   |_| ABSTAIN

3. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Ernst & Young, LLP as the independent auditors of the Company for the fiscal year ending December 28, 1999.

         |_|  FOR                 |_|  AGAINST                   |_| ABSTAIN

4. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

           (Continued and to be signed and dated, on the reverse side)

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

(Continued from other side)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES AS DIRECTORS, TO AMEND THE 1997 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN, TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

                              The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 27, 1999, and a copy of the Company's Annual Report for the fiscal year ended December 29, 1998.

                              DATED: _____________________________________, 1999

                              __________________________________________, (L.S.)

                              __________________________________________, (L.S.)
                                              Signature(s)


NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.